Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of OMNOVA Solutions Inc. for the registration of $250,000,000 of 7.875% Senior Notes due 2018 and to the incorporation by reference therein of our reports dated January 24, 2011, with respect to the consolidated financial statements of OMNOVA Solutions Inc., and the effectiveness of internal control over financial reporting of OMNOVA Solutions Inc., included in its Annual Report (Form 10-K) for the year ended November 30, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Akron, Ohio

February 10, 2011